Exhibit 10.8 (c)(1)

This Individual Contractor Services Agreement (“Agreement”) is made between BSQUARE Corporation (“BSQUARE”), with offices at 110 110th Avenue NE, Suite 200, Bellevue, Washington 98004; and

Contractor Name:	Brian Crowley (“Contractor”)

Contractor Address:

Contractor Email:

Mobile Phone:

BSQUARE wants Contractor to provide certain services as more fully described in Exhibit A, attached and incorporated herein by this reference (“Services”), and Contractor is willing to provide such Services, all in accordance with the following terms:

1. Services. Contractor will perform the Services in a professional, workmanlike and skillful manner. Contractor may not assign Contractor’s duties under this Agreement, or any right or interest in this Agreement.

2. Fees. BSQUARE agrees to pay Contractor for the Services performed under this Agreement as described in Exhibit A, attached hereto and incorporated herein by this reference. Promptly after the end of each calendar month during the Term, Contractor will submit a written invoice for the Services performed during the applicable month. Each invoice will detail each of the factors taken into account in the determination of amounts invoiced and will be supported by such documentation, receipts and information as BSQUARE may reasonably request to verify the invoice. Contractor’s invoices will be due and payable thirty (30) days after receipt.

3. Reimbursement—Maximum Obligation of BSQUARE. BSQUARE agrees to reimburse Contractor for travel or other business expenses required in the performance of this Agreement, provided that BSQUARE has approved all such expenses in writing in advance and that all such expenses comply with BSQUARE’s travel policies.

4. Independent Contractor. Contractor is an independent contractor, not an employee or agent of BSQUARE. Contractor is fully responsible for the performance of all Services under this Agreement. Without limitation of the foregoing, Contractor will be solely responsible for: all federal income tax and any other applicable withholding; paying social security, unemployment and any other applicable taxes; and performing any applicable reporting, recordkeeping, administrative and similar requirements. Contractor will not be treated as an employee of BSQUARE (e.g., for federal tax, workers’ compensation or any other purpose) on account of Contractor’s performance of any Services. Contractor will not be entitled to any pension, deferred compensation, welfare, insurance or other employee benefits afforded by BSQUARE.

5. Term and Termination.

5.1. Term. The term of this Agreement (the “Term”) shall run from the Effective Date and terminate upon completion of the project set forth in Section 1 of Exhibit A (the “Project”). The term may be extended from time to time upon written agreement of the parties (email is acceptable).

5.2. Termination by BSQUARE. BSQUARE may terminate this Agreement by written notice (email is acceptable notice for purposes of this provision) upon material breach by Contractor which shall include, but not be limited to, the following:

5.2.1.	Failure to provide the Services described in Exhibit A provided that Contractor has five (5) business days to cure such breach upon written notice from BSQUARE;

5.2.2.	Breach of Section 7 of this Agreement, including but not limited to any breach of the Proprietary Rights Agreement signed between Contractor and BSQUARE while Contractor was an employee of BSQUARE, and any such breach Contractor explicitly acknowledges and agrees is non-curable; and

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5.2.3.	Breach of the Separation and Release Agreement signed between BSQUARE and Contractor in connection with the termination of Contractor’s employment with BSQUARE, and any such breach Contractor explicitly acknowledges and agrees is non-curable.

5.3. Termination by Contractor. Contractor may terminate this Agreement by providing BSQUARE with 30 business days written notice of its intent to do so.

5.4. Effect of Termination. Upon the effective date of Contractor’s termination (per Sections 5.2 or 5.3 above), Contractor shall stop work hereunder to the extent and on the date specified in such notice, and deliver to BSQUARE all designs, computations, drawings, specifications and other material and information prepared and developed hereunder in connection with the work terminated. Except as otherwise provided herein, in the event of any termination pursuant to this clause, Contractor shall be entitled to be paid as provided herein for direct labor hours expended and reimbursable costs incurred prior to the termination, and for such additional hours and reimbursable costs associated with concluding the work terminated that are requested and approved in writing by BSQUARE. Contractor shall not be entitled to any anticipated profit on Services not performed. Notwithstanding the foregoing, in the event Contractor’s termination pertains to Sections 5.2.2 or 5.2.3, Contractor will not be entitled to be paid as described elsewhere in this Section 5.4. Except as provided in this paragraph, any such termination shall not alter or affect the rights and obligations under this Agreement. Failure by BSQUARE to exercise its termination rights resulting from an identified breach shall not preclude BSQUARE from exercising its rights with respect to any future breaches.

6. Ownership.

6.1. Ownership of Inventions. All inventions, ideas, designs, circuits, schematics, formulas, algorithms, trade secrets, works of authorship, mask works, developments, processes, techniques, improvements, and related know-how which result from work performed by Contractor, alone or with others, on behalf of BSQUARE or from access to Confidential Information or property whether or not patentable, copyrightable, or qualified for mask work protection (collectively “Inventions”), shall be the property of BSQUARE, and, to the extent permitted by law, shall be “Works Made For Hire.” Contractor hereby assigns and agrees to assign to BSQUARE or its designee, without further consideration, Contractor’s entire right, title and interest in and to all Inventions, other than the Excluded Inventions described in Section 4 of this Agreement, including all rights to obtain, register, perfect, and enforce patents, copyrights, mask work rights, and other intellectual property protection for Inventions. Contractor will disclose promptly and in writing to the individual designated by BSQUARE or to Contractor’s immediate supervisor, if no such designee has been made, all Inventions which Contractor has made or reduced to practice. During the Term of this Agreement and for one year thereafter, Contractor will assist BSQUARE (at BSQUARE’s expense) as requested to obtain and enforce patents, copyrights, mask work rights, and other forms of intellectual property protection on Inventions, including without limitation, the execution of additional instruments of conveyance and assisting BSQUARE with applications for patents or copyright or other registrations, including the execution of such applications. Contractor will be compensated at an agreed hourly rate for such assistance post-termination, with payment for such assistance occurring 30 days after receipt of a reasonably detailed time report showing time spent by Contractor with appropriate explanation for the services and assistance rendered.

6.2. Excluded Inventions. Attached hereto as Exhibit B is a list of all inventions, improvements, and original works of authorship that Contractor desires to exclude from this Agreement, each of which has been made or reduced to practice by Contractor prior to the Term of this Agreement (the “Excluded Inventions”). To the extent Contractor incorporates any Excluded Inventions listed in Exhibit B into any works of authorship or other Inventions that result from work performed by Contractor for BSQUARE, Contractor hereby grants BSQUARE a non-exclusive, royalty-free, perpetual, irrevocable, worldwide license (with right to sublicense) to make, use, sell, copy, modify, distribute and otherwise to practice and exploit such Excluded Inventions in source and object code formats. If there is no such list attached to this Agreement, there are no inventions to be excluded at the time of signing of this Agreement. Contractor is not required to assign or offer to assign to BSQUARE any of his or her rights in an invention for which no equipment, supplies, facilities, or Confidential information was used and which was developed entirely on Contractor’s own time unless (a) the invention relates (i) directly to the business of BSQUARE or its customers for which Contractor was engaged to perform work, or (ii) to BSQUARE’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Contractor for BSQUARE. However, Contractor shall notify BSQUARE of inventions that may not be required to be assigned pursuant to this Agreement and may add these inventions to Exhibit B at Contractor’s request.

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6.3. Third Party IP. During the provision of Services, Contractor shall not use or disclose the intellectual property of any third party unless Contractor has obtained all necessary rights to do so, and has obtained BSQUARE’s prior written consent. Contractor shall hold BSQUARE harmless from Contractor’s failure to secure any rights necessary for Contractor to use or disclose any third party intellectual property.

7. Confidentiality; Nonsolicitation; Non-Compete.

7.1. Confidentiality.

7.1.1. Contractor shall retain in confidence all information transmitted to it by BSQUARE pursuant to or in connection with this Agreement that BSQUARE identifies as being proprietary and/or confidential or that, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as proprietary and/or confidential (“Confidential Information”), and will make no use of such Confidential Information except under the terms and during the term of this Agreement. Information disclosed by BSQUARE (or its customers), in any form, including without limitation, information regarding products, pre-release products, software, marketing and business plans and financial information, BSQUARE’s customers’ information and passwords provided to Contractor by BSQUARE, shall be BSQUARE Confidential Information. Contractor shall treat the terms and conditions of this Agreement as confidential; however, Contractor may disclose such information in confidence to its immediate legal and accounting advisers who are bound by obligations of confidence to Contractor with respect to the Confidential Information, as required in the ordinary course of Contractor’s business.

7.1.2. Confidential Information shall not include information that Contractor can establish: (i) has entered the public domain without the Contractor’s breach of any obligation owed to the disclosing party; (ii) is rightfully received by Contractor from a third party without confidentiality restrictions; (iii) is known to Contractor without any restriction as to use or disclosure prior to first receipt by Contractor from the disclosing party hereunder; or (iv) is independently developed by Contractor without reference to any of BSQUARE’s or its customer’s Confidential Information.

7.2. Continuation of Certain Obligations. Contractor explicitly acknowledges that he remains bound by the Proprietary Rights Agreement signed previously between Contractor and BSQUARE including, but not limited to, restrictions on competition and solicitation of personnel.

7.3. Contractor agrees that during the Term, Contractor will promptly and fully disclose to BSQUARE any business opportunity coming to Contractor attention, or conceived or developed in whole or in part by Contractor, which relates to BSQUARE’s business, or anticipated business. Contractor will not at any time exploit such business opportunities for Contractor’s own gain or that of any person or entity other than BSQUARE.

7.4. During the Term and for a period after that equal to the length of the term of Services rendered to BSQUARE (not to exceed one year), Contractor will not perform any work or services for any of BSQUARE’s customers other than work performed on behalf of BSQUARE pursuant to this Agreement.

7.5. Contractor understands that in cases where this Section 7 does not apply, Contractor is still subject to all other obligations he or she has to BSQUARE, including the obligations related to BSQUARE’s Confidential Information.

7.6. Nothing herein shall limit BSQUARE’s or Contractor’s rights to pursue any legal remedies available to BSQUARE or Contractor, including, but not limited to, remedies available under common law and statutory remedies.

8. Limited Warranties.

8.1. Contractor’s Warranty. Contractor represents and warrants that he or she has disclosed all facts, if any, pertaining to restrictions on Contractor’s ability to enter into this Agreement. Contractor further represents and warrants that he or she is not bound by any agreements with third parties that would prevent

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Contractor from lawfully performing services provided by Contractor to BSQUARE. Contractor understands that it is BSQUARE’s policy not to improperly obtain or use confidential, proprietary or trade secret information that belongs to third parties, and Contractor agrees not to use such third-party confidential, proprietary or trade secret information for BSQUARE’s benefit.

8.2. Professionalism. Contractor represents and warrants that Contractor and anyone assigned to the Services is properly licensed and otherwise qualified to perform the Services and that the Services will be performed in a good, professional manner, consistent with industry standards.

8.3. Compliance with Law. Contractor warrants that: (i) Contractor is a United States citizen or has notified BSQUARE that Contractor is not a U.S. Citizen and is otherwise eligible and qualified to work in the United States and where any visas or other requirements apply, Contractor shall be fully responsible for all fees and expenses that may be incurred as a result; (ii) Contractor will perform all of its obligations under and arising out of this Agreement in compliance with all applicable federal, state, and local laws, regulations, rules and ordinances.

9. Contractor Indemnification. Contractor agrees to defend, protect, indemnify and hold BSQUARE harmless from and against all claims, suits, actions, liability, loss, damage, and expenses arising from any misrepresentation under or breach of this Agreement, and any willful or negligent act or willful or negligent omission of Contractor under this Agreement or of any of Contractor’s agents in or in any way connected with the performance of this Agreement.

10. Governing Law/Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington. Any dispute arising under this Agreement shall be settled by binding arbitration before a single arbitrator pursuant to the rules of the American Arbitration Association. The arbitration of any disputes under this Agreement shall be subject to such of the State of Washington’s statutes of limitation as would have been applicable had such disputed matter been litigated in a court of law. Contractor recognizes and agrees that the remedy at law for certain breaches of this Agreement, including, but not limited to the disclosure of BSQUARE’s Confidential Information, will be inadequate, and hence, Contractor agrees that BSQUARE shall be entitled to seek equitable or injunctive relief (without limitation of any other rights or remedies otherwise available) to obtain an injunction from a court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement. The parties to this Agreement hereby submit to the exclusive jurisdiction and venue of the courts of the State of Washington and agree that service in any such action or proceeding may be made by first class mail (certified or registered), confirmed facsimile transmission or nationally recognized courier delivery service to the address set forth above or such other address as either party may designate. If any proceeding is brought by either party to enforce or interpret any term or provision of this Agreement, the substantially prevailing party in such proceeding shall be entitled to recover, in addition to all other relief arising out of this Agreement, such party’s reasonable attorneys’ and other experts’ (including without limitation accountants) fees and expenses.

11. Miscellaneous.

11.1. Records and Audit. Contractor agrees to maintain sufficient and accurate records and books of account, including detailed time records, showing all direct labor hours expended and all reimbursable costs incurred and the same shall be subject to inspection and audit by BSQUARE at BSQUARE’s sole cost and expense at all reasonable times. All such records and books of account pertaining to any work performed hereunder shall be retained for a period of not less than three (3) years from the date of payment for such work.

11.2. Equipment. Contractor shall be responsible for providing all equipment necessary to provide services to BSQUARE as provided for in this Agreement, including but not limited to computer hardware and software. BSQUARE shall not provide any equipment to Contractor unless otherwise agreed in writing by both parties.

11.3. Waiver. No waiver of or with respect to any provision of this Agreement, nor consent by a party to the breach of or departure from any provision of this Agreement, shall in any event be binding on or effective against such party unless it be in writing and signed by such party, and then such waiver shall be effective only in the specific instance and for the purpose for which given.

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11.4. Severability; Invalidity. If any provision of this Agreement is held to be invalid, such invalidity shall not render invalid the remainder of this Agreement or the remainder of which such invalid provision is a part. If any provision of this Agreement is so broad as to be held unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

11.5. Release. Contractor releases BSQUARE and its directors, officers, employees, subsidiaries, affiliates and representatives, from any and all claims arising out of Contractor’s services or connected to performance of Contractor’s services, including any property damage or personal injury (including, without limitation, any damage or injury suffered by Contractor or anyone else performing any Services).

11.6. Notices. Any notice or other communication under this Agreement given by either party to the other party shall be deemed to be properly given if given in writing and delivered (i) by facsimile transmission (receipt confirmed) or (ii) by nationally recognized private courier, (e.g., Federal Express) properly addressed and prepaid, to the recipient at the address identified on the first page of this Agreement. Either party may from time to time change its address by giving the other party notice of the change in accordance with this Section.

11.7. Survival. Sections 6, 7, 8, 9, 10 and 11 shall survive the expiration or termination of this Agreement.

11.8. Entire Agreement; Amendments. This Agreement constitutes and embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous written, electronic or oral communications, representations, agreements or understandings between the parties with respect thereto. This Agreement may not be modified or amended except by a written instrument executed by both parties. In the event of any conflict between the provisions of this Agreement and the terms of any form of purchase order or invoice, the provisions of this Agreement shall prevail.

11.9. Publicity. Contractor shall not advertise, market or, except to the extent (if any) required by law, otherwise disclose to others any information relating to the making of this Agreement. Contractor shall not commercially use BSQUARE’s name, trademarks, service marks or logos, without BSQUARE’s prior written consent.

11.10. Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, which taken together shall constitute a single agreement between the parties.

EXECUTED as of the date below BSQUARE’s signature (the “Effective Date”):

BSQUARE Corporation		Contractor

By:	/s/ Scott C. Mahan	By:	/s/ Brian Crowley

Name:	Scott C. Mahan	Name:	Brian Crowley

Its:	Senior Vice-President, Operations and Chief Financial Officer	Its:

Date:	9/23/13	Date:	9/23/13

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EXHIBIT A

SERVICES, FEES AND PAYMENT TERMS

1.	Services: Contractor will provide the following Services to BSQUARE during the Project:

1.1	Assist the interim Chief Executive Officer (CEO) and any successor CEO in discharging their duties for BSQUARE. This may include, but is not limited to: transitioning customer, supplier and partner relationships; assessing existing and proposed contractual relationships; technology analysis.

1.2	Assist the interim CEO, any successor CEO and/or the Compensation Committee of the Board in evaluating individual executive performance for the purpose of awarding annual incentive bonuses.

2.	Project Duration: October 1, 2013 to March 31, 2014. The term of the Project may be extended.

3.	Fees: BSQUARE will pay the following fees to Contractor:

Monthly rate: USD $24,583.33

4.	Payment Terms: Contractor will invoice BSQUARE monthly. BSQUARE will pay Contractor within 30 days of receipt of each invoice, with payments sent to:

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EXHIBIT B

EXCLUDED INVENTIONS, IMPROVEMENTS, AND ORIGINAL WORKS OF AUTHORSHIP

TITLE	DATE	IDENTIFYING NUMBER OR BRIEF DESCRIPTION

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